Exhibit 99.1

ACHILLION ACHIEVES 100% SVR12 IN PHASE 2 TRIAL EVALUATING

6-WEEK COMBINATION TREATMENT WITH ACH-3102

- Achillion achieves 100% SVR12 in six-week regimen with combination of

ACH-3102 and sofosbuvir for treatment-naïve genotype 1 HCV -

- Achillion to initiate 4-week treatment regimens based on the strength of

ACH-3102 antiviral data -

NEW HAVEN, Conn. (February 9, 2015) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN) today announced updated interim results from the ongoing interferon-free, ribavirin-free, Phase 2 study to evaluate the efficacy, safety, and tolerability of six weeks of 50 mg of ACH-3102 and 400 mg of sofosbuvir, a marketed nucleotide polymerase inhibitor, in treatment-naïve genotype 1 HCV-infected patients. The primary objective of the study is determination of sustained viral response 12 weeks (SVR12) after completion of therapy. One hundred percent of patients (12/12) in the six-week treatment duration arm achieved SVR12, which included patients with high baseline viral load.

“The ability to further shorten treatment duration to only six weeks and maintain excellent SVR12 rates remains the goal for clinicians and patients, and I am pleased that these Phase 2 results support that goal. The profile of ACH-3102, represents an important and exciting treatment option to shorten treatment duration for patients infected with HCV,” commented Professor Edward Gane, M.D., Deputy Director and Hepatologist, New Zealand Liver Transplant Unit, Auckland City Hospital in New Zealand, and Lead Investigator in the Phase 2 study of ACH-3102 and sofosbuvir and the ACH-3422 nucleotide inhibitor program.

Dr. Milind Deshpande, President and Chief Executive Officer of Achillion, commented, “Our goal is to deliver short duration, widely accessible treatments to all HCV patients. We believe that these results with ACH-3102 represent the shortest duration and highest response achieved to date with any two-drug, direct-acting antiviral regimen for HCV. Given the exceptional profile of ACH-3102, we will now be evaluating four- and six-week treatment durations that leverage all of our HCV assets including ACH-3102, ACH-3422, and sovaprevir.”

Overview of Phase 2 Proxy Study Design and Top-line Results

This ongoing study is a Phase 2 open-label, randomized, partial-crossover study to evaluate the efficacy, safety, and tolerability of eight- and six weeks of 50 mg of ACH-3102 and 400 mg of sofosbuvir, a marketed nucleotide polymerase inhibitor, once daily, in treatment-naïve genotype 1 HCV-infected patients. Initially, eighteen patients were enrolled, including six observational patients, into an eight-week treatment cohort.

Following the achievement of 100 percent SVR12 (12/12) in the eight-week cohort, the six-week treatment cohort was initiated. In all, eighteen patients were enrolled, including twelve active and six observational patients. Mean baseline HCV RNA viral load was 10 million (7 log10) IU/ml, range 2 million (6.23 log10) – 97 million (7.99 log10) IU/ml, including seven patients with baseline HCV RNA viral load exceeding 6 million (6.78 log10) IU/ml. Of the 12 active patients enrolled, seven patients were genotype 1a and five were genotype 1b.

Twelve weeks after the completion of therapy, 100 percent (12/12) achieved SVR12, independent of baseline viral load, gender, and IL28B status, in the six-week treatment arm. Additionally, one hundred percent of patients (12/12) in the eight-week treatment duration arm have achieved SVR24. The combination of ACH-3102 and sofosbuvir was well-tolerated with no serious adverse events, no discontinuations due to adverse events, and no clinically significant laboratory or ECG abnormalities.

“The achievement of 100% SVR12 after six weeks of treatment with a dual NS5A-nucleotide regimen, even in patients with high baseline viral load who would otherwise require extended duration treatments, supports our belief that ACH-3102 can unleash the potential of this combination to drive down treatment duration,” commented Dr. David Apelian, Executive Vice President of Clinical Development and Chief Medical Officer at Achillion. “We are currently preparing to initiate our SPARTA Phase 2 program which evaluates short treatment durations with our proprietary once-daily regimens of ACH-3102 and ACH-3422, with or without sovaprevir, for treatment naïve genotype 1 HCV patients. In parallel, we plan on exploring sofosbuvir-sparing regimens that will leverage shorter durations of sofosbuvir in combination with ACH-3102 and sovaprevir as part of our global development program.”

About HCV

The hepatitis C virus is the most common cause of viral hepatitis, which is an inflammation of the liver. It is currently estimated that more than 150 million people are infected with HCV worldwide including more than 5 million people in the United States. Three-fourths of the HCV patient population is undiagnosed; it is a silent epidemic and a major global health threat. Chronic hepatitis, if left untreated, can lead to permanent liver damage that can result in the development of liver cancer, liver failure or death.

About Achillion Pharmaceuticals

Achillion is seeking to apply its expertise in biology and structure-guided design and a deep understanding of patient and clinician needs to develop innovative treatment solutions aimed at improving patients’ lives. The Company believes that its scientific excellence, integrated capabilities and experienced team position it to successfully achieve its goal of advancing new products along the entire continuum from the bench to the patient. Achillion’s pipeline is currently focused on small molecule therapeutics for infectious disease and complement-related diseases. www.achillion.com

Cautionary Note Regarding Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including without limitation statements with respect to: the potential therapeutic and other benefits of ACH-3102; the Company’s plans to initiate its SPARTA Phase 2 clinical program during the second quarter of 2015 and its plans to commence other studies of its drug candidates in combination with each other and other therapies. Achillion may use words such as “expect,” “anticipate,” “project,” “intend,” “plan,” “aim,” “believe,” “seek,” “ estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things Achillion’s ability to: demonstrate in any current and future clinical trials the requisite safety, efficacy and combinability of its drug candidates; advance the preclinical and clinical development of its drug candidates, including ACH-3102, ACH-3422, and sovaprevir, under the timelines it projects in current and future clinical trials; obtain and maintain necessary regulatory approvals; obtain and maintain patent protection for its drug candidates and the freedom to operate under third party intellectual property; establish commercial manufacturing arrangements; identify, enter into and maintain collaboration agreements with appropriate third-parties; compete successfully with other companies that are seeking to develop improved therapies for the treatment of HCV; manage expenses; manage litigation; raise the substantial additional capital needed to achieve its business objectives; and successfully execute on its business strategies. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, and its subsequent SEC filings.

In addition, any forward-looking statement in this press release represents Achillion’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Achillion disclaims any duty to update any forward-looking statement, except as required by applicable law.

Company Contact: Glenn Schulman Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 gschulman@achillion.com	Investors: Mary Kay Fenton Achillion Pharmaceuticals, Inc. Tel. (203) 624-7000 mfenton@achillion.com	Investors: Tricia Truehart The Trout Group, LLC Tel. (646) 378-2953 ttruehart@troutgroup.com

# # #